Exhibit 99.1

Surrozen Announces Closing of Second Tranche of March 2025 Private Placement for $95.1 Million

Proceeds strengthen balance sheet and provide expected cash runway into 2029 to advance SZN-8141 and SZN-8143

SOUTH SAN FRANCISCO, Calif., October 20, 2026 —Surrozen, Inc. (Surrozen or the Company) (Nasdaq: SRZN), a biotechnology company pioneering targeted therapeutics to harness the power of Wnt signaling to address the underlying drivers of disease in sight-threatening ophthalmic conditions, today announced the closing of the second and final tranche of its March 2025 private placement of securities.

The second closing generated approximately $95.1 million in gross proceeds, before deducting placement agent fees and other offering expenses. The closing followed the achievement of the second closing milestone under the Company’s March 2025 securities purchase agreement, which was triggered by FDA clearance of the Company’s Investigational New Drug (IND) application for SZN-8141 on October 2, 2026.

"The completion of this financing marks an important milestone for Surrozen, significantly strengthening our balance sheet and providing the resources to advance our ophthalmology pipeline through multiple important clinical milestones," said Craig Parker, President and Chief Executive Officer of Surrozen. "With expected cash runway into 2029, we are well positioned to advance SZN-8141 into the DUET Phase 1b/2a study and initiate clinical development of SZN-8143, while maintaining a disciplined approach to capital allocation."

The second tranche included the issuance of approximately 5.7 million shares of common stock, pre-funded warrants exercisable for approximately 2.5 million shares of common stock, and Series E common stock warrants to purchase approximately 4.1 million shares of common stock. The Series E warrants have an exercise price of $11.54 per share. Following the closing, Surrozen has approximately 17.8 million shares of common stock outstanding, 3.8 million shares issuable upon exercise of pre-funded warrants, and 9.1 million shares issuable upon exercise of outstanding common stock warrants. Of the outstanding common stock warrants, approximately 1.8 million are exercisable for cash only and expire April 2029. The remaining approximately 7.3 million common stock warrants may be exercised on a cash or net exercise basis and have expiration dates ranging from March 2030 to October 2031. Substantially all outstanding common stock warrants have an exercise price of $11.54 per share.

Following the closing, Surrozen expects its cash, cash equivalents and marketable securities to provide cash runway into 2029, including funding for completion of the DUET Phase 1b/2a study of SZN-8141 and initial Phase 1b clinical development of SZN-8143.

Surrozen expects to file a new registration statement on Form S-3 with the U.S. Securities and Exchange Commission to register the resale of the shares of common stock, and shares issuable upon exercise of the pre-funded warrants and Series E common stock warrants issued in the second closing. Pursuant to a registration rights agreement with the investors, Surrozen is required to file the registration statement no later than 30 calendar days following the second closing date.

About SZN-8141 for Retinal Diseases
Surrozen is developing SZN-8141 as an intravitreal injection for the treatment of DME and neovascular age-related macular degeneration (wet AMD). SZN-8141 combines Frizzled 4 (FZD4)-mediated Wnt agonism and VEGF antagonism and has the potential to provide benefits over treatment with single mechanism agents against these targets. The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF therapies, including monotherapies and dual-pathway agents targeting VEGF and Ang-2. In addition, Merck’s remigromig, a FZD4-mediated Wnt agonist monotherapy, achieved its primary endpoint in a Phase 2b/3 clinical trial in DME, supporting the therapeutic potential of Wnt pathway activation in retinal vascular disease. The Company believes SZN-8141 has the potential to treat multiple retinopathy indications and be differentiated from existing therapies. Data generated in preclinical models of retinopathy demonstrated that SZN-8141 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About DUET

The Phase 1b/2a DUET study is designed to assess the safety, tolerability, and early signs of biological and clinical activity of SZN-8141. The trial consists of an open-label Phase 1b single-ascending-dose portion enrolling both treatment-naïve and previously treated patients with DME (Part 1), followed by a randomized, double-masked Phase 2a dose-expansion portion in treatment-naïve patients with DME (Part 2). In Part 1, patients will receive a single intravitreal injection of SZN-8141 and be followed for approximately three months to evaluate safety and tolerability, as well as pharmacokinetics, immunogenicity, and exploratory measures of retinal function and anatomy including best-corrected visual acuity (BCVA), optical coherence tomography (OCT), OCT angiography (OCT-A), and ultra-widefield fluorescein angiography. Part 2 is expected to evaluate two dose levels of SZN-8141 compared with Vabysmo® (faricimab-svoa) in approximately 60 treatment-naïve patients with DME. Patients are planned to receive three monthly doses followed by an additional four-month follow-up period to assess durability of effect. Key outcome measures include the same functional and anatomic measurements as in Part 1. First patient dosing is expected in the fourth quarter of 2026, with initial data expected in the second half of 2027. The Company is also planning to develop SZN-8141 in neovascular age-related macular degeneration and is evaluating development in other retinal vascular diseases.

About SZN-8143 for Retinal Diseases
Surrozen is developing SZN-8143 for the treatment of DME, wet AMD, and uveitic macular edema (UME). SZN-8143 combines FZD4 agonism, VEGF antagonism, and interleukin-6 (IL-6) antagonism and may have benefits over single mechanism agents against these targets. The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF therapies, including monotherapies and dual-pathway agents targeting VEGF and Ang-2. In addition, Merck’s remigromig, a FZD4 monotherapy, achieved its primary endpoint in a Phase 2b/3 clinical trial in DME, supporting the therapeutic potential of Wnt pathway activation in retinal vascular disease. The Company believes SZN-8143 has the potential to treat multiple retinopathy indications and be differentiated from existing therapies. Data generated in preclinical models of retinopathy demonstrated that SZN-8143 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About Surrozen

Surrozen is a biotechnology company, pioneering a new class of Wnt-based therapeutics designed to harness the power of Wnt signaling to treat sight-threatening ophthalmic conditions. Built on deep scientific expertise and a proprietary antibody-engineering platform, Surrozen develops multifunctional biologics that selectively activate Wnt signaling in combination with other key disease pathways. Surrozen’s approach aims to deliver best-in-class, durable therapies that have the potential to transform patient outcomes in some of the most pressing unmet medical needs in ocular diseases. For more information, visit www.surrozen.com.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s cash runway into 2029 (including completion of the DUET Phase 1b/2a study of SZN-8141 and initial Phase 1b clinical development of SZN-8143) and Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates (including anticipated clinical development plans and timelines, such as the Company’s plan to dose the first patient in the DUET Phase 1b/2a study in DME patients in the fourth quarter of 2026, the availability of data, such as initial data from the DUET study being anticipated in the second half of 2027, Surrozen’s plan to develop SZN-8141 in neovascular age-related macular degeneration, the potential for such product candidates to be used to treat human disease or address unmet needs in serious eye diseases, as well as the potential benefits and potential differentiation from existing therapies of such product candidates, and the anticipated use of proceeds from the second closing of the private placement). These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to its product candidates and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for its product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2025, and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor/Media Contact:
Email: Investorinfo@surrozen.com